State of Delaware
     Secretary of State
  Division of Corporations
Delivered 12:00 PM  06/03/2010
 FILED 12:00 PM  06/03/2010
SRV 100627877 - 3863714 FILE

             RESTATED CERTIFICATE OF INCORPORATION
                              of
                         OMAGINE, INC.

     Omagine, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify under the seal of the Corporation as follows:

     1.  The name of the Corporation is Omagine, Inc.  The
Corporation was originally incorporated as Alfa International
Holdings Corp.

     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 8th day of October, 2004.

     3. The Corporation has filed four Certificates of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware on the following dates:

               (a)    May 19, 2005
               (b)    June 13, 2007
               (c)    January 22, 2008
               (d)    December 30, 2009

     4. This Restated Certificate of Incorporation was duly adopted by the Corporation's Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates, but does not further amend the provisions of the Corporation's Certificate of Incorporation as such Certificate of Incorporation has been amended or supplemented.

     5. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in full, as follows:

     FIRST:   The name of the Corporation is OMAGINE, INC.

     SECOND:   Its principal place of business in the State of
Delaware is to be located at 2711 Centerville Road, Wilmington,
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County of New Castle, State of Delaware, 19808.  The registered agent in charge thereof is The Company Corporation at the same address as above.

     THIRD:   The nature of the business and the objects and
purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

"The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH:   The Corporation shall be authorized to issue two
(2) classes of stock. One class shall be designated as Common Stock and shall be the voting stock of the Corporation. The total number of Shares of Common Stock that the Corporation is authorized to issue is fifty million (50,000,000) shares, with a par value of one-tenth of one cent ($0.001) each. The other class of stock the Corporation shall have authority to issue shall be designated as Preferred Stock, and shall be non-voting stock of the Corporation. The total number of Shares of Preferred Stock that the Corporation shall have authority to issue shall be eight hundred fifty thousand (850,000) Shares which shall have a par value of one-tenth of one cent ($0.001) each and which may be issued in series by the Board of Directors from time to time. The terms, conditions and character of the Shares of Preferred Stock shall be fixed by the Board of Directors of the Corporation prior to the time of any such Preferred Stock Shares are issued by the Corporation.

     FIFTH:   The Directors shall have the power to make and to
alter or amend the by-laws; to fix the amount to be reserved as working capital and to authorize and to cause to be executed mortgages and liens without limit as to the amount upon the property and franchise of the Corporation.

With the consent in writing and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this Corporation.

The by-laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder
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shall have any right of inspecting any account, or book or
document of the Corporation, except as conferred by the laws or by-laws or by resolution of the stockholders.

The stockholders and Directors shall have power to hold their meetings and keep books and records outside of the State of Delaware, at such places as may be from time to time designated by the by-laws or by resolution of the stockholders or Directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     SIXTH:   No Director shall be personally liable to the
Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a director, except for (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, this certificate has been subscribed this 2nd day of June, 2010 by the undersigned who affirms the statements made herein are true and correct.




                                /s/  Charles P. Kuczynski
                               --------------------------
                                   CHARLES P. KUCZYNSKI
                                   Corporate Secretary